News Announcement          For Immediate Release

PEAK RESORTS REPORTS 9% YEAR-OVER-YEAR INCREASE IN PEAK PASS SALES

Wildwood, Missouri – October 24, 2017 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, today provided updated preliminary results for pre-season sales of its 2017/2018 Peak Pass. Through the October 18, 2017 pre-season pricing deadline, Peak Pass sales increased by approximately 9% on both a unit and revenue basis, compared to the prior year. The Company noted that sales of its Explorer Pass for 7-17 year-olds and adults over 30 years of age contributed to the strong year-to-date Peak Pass sales growth.

Unveiled for the 2016/2017 winter season, the Peak Pass features a total of five pass options valid at seven different mountain locations across four states in the Northeast. Resorts include Mount Snow in Vermont; Attitash, Wildcat and Crotched Mountain in New Hampshire; Hunter Mountain in New York; and Jack Frost and Big Boulder in Pennsylvania.

“The sales velocity to date for the Peak Pass highlights our customers’ excitement for the upcoming ski season and the value of this offering, as well as our continuous enhancements at our Northeast resorts,” said Timothy D. Boyd, President and Chief Executive Officer of Peak Resorts. “In particular, our operations team at Mount Snow had a very productive summer, completing the West Lake water project that will significantly enhance on-hill snowmaking capacity, successfully widening Long John, a signature trail, and breaking ground on the new Carinthia base lodge. We believe these and other return-focused capital investments at our resorts have set the stage for a great winter season and we are excited to begin snowmaking in the coming weeks as weather allows.”

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2017, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com